EXHIBIT 99.1

HELEN OF TROY LIMITED AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures - Adjusted Operating Income, Adjusted Income and

Adjusted Diluted Earnings per Share (“EPS”) (1)

(Unaudited)

(in thousands, except per share data)

	Fiscal Quarters and Year Ended February 28, 2014
	Q1 2014	Q2 2014	Q3 2014	Q4 2014	FY 2014

Operating income (GAAP)	$20,626	$30,356	$49,393	$16,725	$117,100
Asset impairment charges (2)	12,049	—	—	—	12,049
CEO succession costs (3)	—	—	—	18,228	18,228
Amortization of intangible assets	5,431	5,408	5,407	5,366	21,612
Other non-cash share-based compensation (4)	3,378	3,419	2,403	5,032	14,232
Adjusted operating income (non-GAAP) (1)	$41,484	$39,183	$57,203	$45,351	$183,221

Net income (GAAP)	$14,392	$23,318	$37,524	$11,014	$86,248
Asset impairment charges, net of tax (2) (5)	12,034	—	—	—	12,034
CEO succession costs (3) (5)	—	—	—	16,335	16,335
Amortization of intangible assets, net of tax (5)	5,214	5,190	5,189	5,148	20,741
Other non-cash share-based compensation, net of tax (4) (5)	2,655	2,733	1,937	3,091	10,416
Adjusted income (non-GAAP) (1)	$34,295	$31,241	$44,650	$35,588	$145,774

Diluted EPS (GAAP)	$0.45	$0.72	$1.16	$0.34	$2.66
Asset impairment charges, net of tax (2) (5)	0.37	—	—	—	0.37
CEO succession costs (3) (5)	—	—	—	0.50	0.51
Amortization of intangible assets, net of tax (5)	0.16	0.16	0.16	0.16	0.64
Other non-cash share-based compensation, net of tax (4) (5)	0.08	0.09	0.05	0.09	0.32
Adjusted diluted EPS (non-GAAP) (1)	$1.07	$0.97	$1.37	$1.09	$4.50

Weighted average shares of common stock used in computing diluted EPS (GAAP)	32,180	32,272	32,482	32,613	32,386
Dilutive impact of CEO succession costs (3)	—	—	—	(169)	(42)
Weighted average shares of common stock used in computing adjusted diluted EPS (non-GAAP) (1)	32,180	32,272	32,482	32,444	32,344

Notes to Reconciliation

(1)                                 The preceding tables contain non-GAAP financial measures. Adjusted operating income, adjusted income and adjusted diluted EPS (“Non-GAAP measures”) are considered non-GAAP financial information as contemplated by SEC Regulation G, Rule 100. The preceding tables reconcile these measures to their corresponding GAAP based measures presented in our historical quarterly and annual financial statements as previously published for the periods presented. The Company believes that these non-GAAP measures provide useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations. The Company believes that these non-GAAP measures, in combination with the Company’s financial results calculated in accordance with GAAP, provides investors with additional perspective. The Company further believes that the items excluded from certain non-GAAP measures do not accurately reflect the underlying performance of its continuing operations for the period in which they are incurred, even though some of these excluded items may be incurred and reflected in the Company’s GAAP financial results in the foreseeable future. The material limitation associated with the use of the non-GAAP financial measures is that the non-GAAP measures do not reflect the full economic impact of the Company’s activities. These non-GAAP measures are not prepared in accordance with GAAP, are not an alternative to GAAP financial information, and may be calculated differently than non-GAAP financial information disclosed by other companies. Accordingly, undue reliance should not be placed on non-GAAP information.

(2)                                 Adjustments consist of non-cash asset impairment charges recorded during the first quarter of fiscal year 2014 as a result of our annual evaluation of goodwill and indefinite-lived intangible assets for impairment. The non-cash charges relate to certain trademarks in our Personal Care segment, which were written down to their estimated fair value, determined on the basis of future discounted cash flows using the relief from royalty valuation method.

(3)                                 CEO succession costs incurred in the fourth quarter of fiscal year 2014 in connection with the former CEO’s separation from the Company totaling $18.2 million ($16.3 million, net of tax).  This includes $17.4 million ($15.6 million, net of tax) recorded as non-cash share-based compensation to be settled through the issuance of the Company’s common stock. The portion of these costs settled through the issuance of the Company’s common stock had a dilutive impact on weighted average shares of common stock outstanding of 169,000 and 42,000 shares for the fourth quarter and fiscal year ended February 28, 2014, respectively.

(4)                                 Adjustments consist of non-cash share-based compensation expense, not including $17.4 million ($15.6 million, net of tax) of non-cash share-based compensation expense included in the settlement of certain CEO succession costs referred to in note (3) above, which is recognized for share-based awards outstanding under share-based compensation plans. These awards consist of stock options granted to certain officers, employees and new hires, restricted stock grants to certain members of the Company’s Board of Directors, and performance based restricted stock awards granted to management.

(5)                                 Tax effect of adjustments for each period presented are as follows:

	Quarters and Fiscal Year Ended February 28, 2014
	Q1 2014	Q2 2014	Q3 2014	Q4 2014	FY 2014
Tax Effects of Adjustments:
Asset impairment charges (2)	$(15)	$—	$—	$—	$(15)
CEO succession costs (3)	—	—	—	(1,893)	(1,893)
Amortization of intangible assets	(217)	(218)	(218)	(218)	(871)
Other non-cash share-based compensation (4)	(723)	(686)	(466)	(1,941)	(3,816)
Total	$(955)	$(904)	$(684)	$(4,052)	$(6,595)